UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2018

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	001-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road, Braintree MA	02184
(Address of principal executive offices)	(Zip Code)
 Registrant’s telephone number, including area code  781-848-7100
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement

On June 15, 2018, Haemonetics Corporation (the “Company”) entered into a new credit agreement by and among the Company, as Borrower, the several Lenders party thereto, Citibank, N.A. and Citizens Bank, N.A., as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “2018 Credit Agreement”). The 2018 Credit Agreement refinances the Company’s prior credit agreement, dated as of June 30, 2014, by and among the Company, as Borrower, the several Lenders party thereto, Citibank N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “2014 Credit Facility”).

The 2018 Credit Agreement provides for a $350 million senior unsecured term loan A (the “Term Loan”) and a $350 million senior unsecured revolving credit facility. Loans under the 2018 Credit Agreement will initially bear interest at an annual rate of LIBOR plus 1.25%, which may change based on the Company’s leverage ratio. The revolving credit facility carries an unused fee of 0.175% annually, which may change based on the Company’s leverage ratio. The 2018 Credit Agreement matures on June 15, 2023. The principal amount of the Term Loan is repayable quarterly over five years and amortizes at a rate of 5% during each of the first four years and 80% during the fifth year.

The 2018 Credit Agreement contains covenants which, among other things, require that the Company maintain a maximum leverage ratio of 3.50x or, on up to two occasions during the term of the facility, 4.00x for the four consecutive fiscal quarters ended immediately following the consummation of a Qualifying Material Acquisition (meaning one or more Permitted Acquisition(s) (as defined in the 2018 Credit Agreement) for which the aggregate consideration paid over a 12-month period exceeds $100 million). The ratios are calculated based on earnings before interest, taxes, depreciation and amortization, as adjusted pursuant to the 2018 Credit Agreement (“Consolidated EBITDA”). The Company is permitted to exclude from Consolidated EBITDA, among other things, (i) unusual or non-recurring charges or expenses not to exceed the greater of 15% of Consolidated EBITDA or $30 million and (ii) transaction costs related to the closing of Permitted Acquisitions not to exceed $10 million per acquisition. The 2018 Credit Agreement also permits the Company to incur up to $200 million in Indebtedness for Capital Lease Obligations (each as defined in the 2018 Credit Agreement) and places no dollar limits on the Company’s ability to enter into operating leases or (subject to the Company’s compliance with its financial covenants) undertake acquisitions or other Investments (as defined in the 2018 Credit Agreement).

A copy of the 2018 Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the 2018 Credit Agreement is qualified in its entirety by reference to the full text of the 2018 Credit Agreement. A copy of the Company’s press release announcing its entry into the 2018 Credit Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.02    Termination of a Material Definitive Agreement

In connection with the entry into the 2018 Credit Agreement, the Company terminated the 2014 Credit Facility on June 15, 2018.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statement and Exhibits

(d)    Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated as of June 15, 2018, by and among Haemonetics Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
99.1	Press release dated June 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION

Date: June 18, 2018	By:	/s/ William P. Burke
	Name:	William P. Burke
	Title:	Executive Vice President, Chief Financial Officer